EX 99.28(p)(38)

To view the 2017 S&P Global Code of Business Ethics please select a language:

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Dear Colleagues:

We have built a global reputation on our adherence to the highest standards of excellence and quality in all of our products and services. Our relationships with one another, our customers, our regulators and our partners are built on the foundation of our Core Values: Integrity, Excellence and Relevance. The way we incorporate these values into our daily lives are detailed in the S&P Global Code of Business Ethics (the COBE).

Each year, we take time to recommit to these core values which are critical to our Company’s continued success. This year, we have taken a fresh look at the COBE and re-designed it to make it more accessible and relevant to employees’ daily lives and the situations that may arise. We ask you to complete the COBE course, read the COBE document, and complete the Affirmation Statement to demonstrate your ongoing commitment to compliance with our policies. Our collective understanding and acceptance of the COBE will ensure that we continue to hold ourselves to the highest standards of ethical behavior in maintaining S&P Global’s reputation.

The COBE course, the COBE document and the Affirmation Statement are accessible on the HUB. If you have any questions regarding the COBE or related matters, please discuss them with your manager, the Human Resources Department, the Compliance Department for your division, or the Legal Department.

Thank you,

Doug Peterson	Steve Kemps

How We Set the Bar at S&P Global

Our Core Values

S&P Global’s Code of Business Ethics (COBE) underscores our core values and guides everything we do by informing our decisions, driving our actions, and determining how we conduct business. By leading with our core values of integrity, excellence, and relevance, we protect our employees, our company, and our brand.

Integrity
We act with integrity and are honest, transparent and accountable for our actions.

Excellence
We pursue excellence in everything we do. We value results, encourage team work and embrace change.

Relevance
We provide relevant solutions to our clients and bring passion and a thirst for knowledge in serving them.

The COBE Applies to All of Us

This COBE applies to all employees and directors of S&P Global, its subsidiaries and divisions (Company) around the world. Across all geographies, levels and functions, we are expected to abide by the highest ethical standards at all times and we do this by adhering to our core values.

It is essential that employees read, understand, and affirm their adherence to the COBE. In fact, all employees must take required training to better understand the COBE and the underlying Company policies, standards, and procedures.

While the COBE is intended as a foundation to provide guidance and to help you make the right decisions, it is not intended to cover every possible law, policy or situation. Employees are expected to be thoughtful before making decisions and to always use their best judgment.

Decision Tree

As you make a business decision, ask yourself

          ●      Is it in the best interest of S&P Global?
          ●      Is it legal?
          ●      Is it consistent with the COBE and S&P Global policies?
          ●      Will it maintain trust with clients, shareholders, regulators and colleagues?
          ●      Would it maintain our good reputation if it appeared on the front page of a newspaper, blog or in the mainstream media?

If the answer to any of these questions is no, stop and speak up.  The Company has resources for you to raise a concern, seek advice or report a violation in good faith.

If you still have doubt after considering your options, the Company has resources for you to raise a concern, seek advice or report a violation in good faith.

Raising Concerns and Seeking Advice

S&P Global is committed to fostering an environment where open and honest communications are expected. Whether you are raising a concern about a potential violation, or seeking advice, the Company has multiple resources to help guide you.

1.	You can share your concern with your manager.

2.	You can contact your Human Resources representative who can provide further guidance.

3.	You can use your name, or report a concern anonymously to the EthicsPoint Helpline.

4.	You can call the toll free number provided by the EthicsPoint Helpline to speak to someone who can guide you.

5.	You can always contact a member of either the Legal or Compliance departments for guidance on any situation involving the COBE or any other laws, policies, standards or procedures.

Reporting a Violation in Good Faith

While it is important to report a suspected violation of the COBE, it is just as essential to file such a report in good faith. Using good faith means proceeding with a sincere intention to deal honestly with others. You should not file a dishonest report to:

●	Retaliate against another;
●	Gain an advantage in a personal conflict; or
●	Harass another employee.

Knowingly filing a dishonest report is, in itself, a violation of the COBE.

Investigation of Reports

When you raise a concern, or report a violation in good faith, the Company will promptly investigate your report. Rest assured that your communication will be treated confidentially to the extent possible and permissible by law. Employees are expected to cooperate in any investigation conducted by the Company. At the conclusion of the investigation, the Company will take the appropriate actions to resolve the issue.

Retaliation is Not Allowed

We do not tolerate retaliation against an employee who in good faith seeks advice, raises a concern, or reports a violation of the COBE or Company policies. Retaliating against an employee is prohibited at S&P Global, and we take prompt and appropriate action against anyone, at any level, who engages in retaliatory conduct. This means that you are protected against being fired, demoted, threatened, discriminated against, or harassed in any way if you raise a concern in good faith.

Could I get fired for reporting a concern in good faith?

Q: I suspect unethical conduct is taking place in my group, but what if I am wrong? Could I get fired for raising an issue to the EthicsPoint Helpline that turns out not to be a violation?

A: No, employees are encouraged to come forward without fear. It is against our policies and values to penalize or retaliate against an employee who raises a concern or reports an issue in good faith.

Role of Managers

Our leaders play an essential role in fostering a culture and environment where doing the right thing is second nature. Leaders set examples by acting responsibly and serving as role models who inspire employees to follow the COBE and live our values.

This means our managers are expected to:

●	Encourage others by holding themselves up to the highest standards of behavior and lead by example;

●	Discuss the COBE with their teams and reinforce the importance of following Company policies;

●	Respond promptly to employee concerns;

●	Create a positive environment where employees feel comfortable speaking up and raising concerns; and

●	Communicate to their teams that no retaliation can be taken against an employee who raises a concern or reports a violation in good faith.

In the event of possible misconduct, managers have a duty to report any potential violations. A violation left unreported can harm our Company, our employees, and our reputation. It is always best to be vigilant and to report any potential violation.

Obligations of Employees Receiving Reports

If you receive a report of a potential COBE violation, you need to be prepared. If a potential violation is reported to you:

●	You may seek guidance before responding;
●	Contact the appropriate persons within our company, including Human Resources, Legal or Compliance;
●	Ensure that the employees’ concerns are addressed promptly and with respect;
●	Ensure that no retaliation occurs against someone for reporting a suspected violation in good faith.

Violations of the COBE

S&P Global takes violations of the COBE seriously. Failure to comply with the COBE, Company policies, or the law or applicable regulations, may result in disciplinary action, up to and including termination of employment. In addition, violations of the law could result in civil or criminal penalties imposed by a governmental agency or a court of law.

The Company addresses violations of the COBE promptly and consistently throughout the organization.

Compliance With Law and Regulation

Each of us is expected to comply with legal and regulatory requirements. We operate in many countries and jurisdictions, and consequently many laws may apply to us that conflict with each other or with this COBE. If you are ever faced with a potential violation of law, or a conflict of laws, or a conflict with this COBE, seek immediate guidance from Legal or Compliance.

Responding to Inquiries

In the course of your employment with the Company, you may receive a subpoena or an inquiry from a governmental agency. S&P Global’s Policy for Responding to Inquiries from Regulators, Other Government Agencies, Outside Lawyers, and Third Parties provides guidance to employees across the Company who may receive these types of inquiries.

Protected Activities - Always Remember:

Nothing in the COBE or any other S&P Global policy limits an employee’s ability to communicate directly with and provide non-privileged documents or other information to the Securities and Exchange Commission or other regulatory agency regarding possible violations of law, or to engage in protected concerted activity or other protected labor activities. Employees may do so without disclosure to the Company, and the Company may not retaliate against employees for any of these activities.

Reinforcing Our Independence

The reputation of S&P Global and its divisions depends on the integrity and independence of its ratings, benchmarks, analytics and data. Consequently, no employee whose duties include reporting on an industry, providing benchmarks or ratings, or evaluating securities should be involved in any activity or relationship that might compromise, or appear to compromise, the independence of their reports or evaluations.

Ethical Practices with Our Team

As team members of the S&P Global community, we all have a responsibility to treat each other with respect, dignity and care.

Equal Opportunity Employer

It is the policy of S&P Global to ensure equal employment opportunity without regard to race, color, religion, sex, sexual orientation, gender identity or expression, national origin, age, disability, pregnancy, veteran status, genetic information, citizenship status, or any other basis prohibited by applicable law. The Company is committed to equal employment opportunity at all levels of employment, including the executive level. This policy applies to all employment practices, including but not limited to, recruitment, hiring, employment, assignment, training, compensation, benefits, demotion or transfer, promotions, disciplinary action and terminations.

Non-Discrimination

In accordance with our EEO Policy, employees may not discriminate against or harass any other employees on the basis of any of the categories described above, or any other unlawful basis. S&P Global prohibits discrimination or harassment of any kind toward other employees.

Diversity & Inclusion

Diversity is reflected in our leadership’s commitment to an inclusive workplace that values each individual and his or her unique contributions. Our talent is our most valuable asset—the diverse characteristics, perspectives, ideas and backgrounds that our employees bring to S&P Global give us a vital competitive edge.

S&P Global encourages:

●	Respectful communication and interaction between all employees;
●	Teamwork and employee participation that encourages diverse perspectives and inclusion;
●	Work-life balance initiatives such as flexible work arrangements; and
●	A work environment free from sexual or any type of unlawful harassment.

Any employee found to have exhibited any inappropriate conduct or behavior against others may be subject to disciplinary action, up to and including termination of employment.

Global Human Rights

As part of its mission to promote sustainable growth, S&P Global is committed to responsible and transparent operations that demonstrate respect and support for all human rights. Recognizing our responsibility to respect human rights, we are committed to treating our employees and members of the communities where we do business with dignity and respect. We are committed to conducting business in a legal, ethical and responsible manner and believe it is important to work with vendors who operate with the same high standards we set for ourselves.

Workplace Safety

S&P Global is committed to providing a safe and healthy workplace built on a foundation of strong and uncompromising ethics and integrity. We all play an important role in creating that environment.

●	We strive to create an environment where you can work in safety and comfort.

●	We maintain the security of the Company’s premises by safeguarding the Company’s employees, physical assets, intellectual property and other confidential, sensitive and proprietary information.

●	We maintain a workplace safe and free from violence by prohibiting the possession or use of dangerous weapons on company property.

Ethical Practices with Others

Avoiding Conflicts of Interest

At S&P Global, we have an obligation to avoid conflicts of interest. When faced with a situation in which competing loyalties could cause you to pursue a personal benefit for you, your friends, or family at the expense of S&P Global, its clients or customers, this might present a conflict of interest for you.

A conflict of interest can arise whenever an activity:

•	Is opposed to the best interests of S&P Global, its clients or customers;
•	Creates the appearance of impropriety or misconduct; or
•	Creates divided loyalty between you and S&P Global.

You may also face a conflict of interest in your role within your division. For example, if a sales employee attempts to influence an editorial decision, this would create a conflict of interest. For futher guidance, contact your divisional Legal or Compliance departments.

However, if the employee’s activity is protected as described above, it does not constitute a conflict of interest.

Can I give complimentary access to an S&P product to a family member?

Q: My brother is researching financial investments for his personal trading account. Can I give him complimentary access to one of our desktop products?

A: No. You should not use S&P Global products or information in a way that improperly benefits someone you know.

Can I use my S&P Global email address for outside business?

Q: I own property that I occasionally rent or use for other business activities unrelated to my job at S&P Global. Can I use my S&P Global email address for my outside business?

A: No. Never use your S&P Global email address for an outside business.

Can I speak at a vendor conference?

Q: One of our vendors has invited me to speak at one of their conferences. Is that ok?

A: It depends and it may be fine. You should first obtain permission from your manager and make sure you do not disclose any confidential information or endorse any products or services on behalf of S&P Global. In addition, you should not accept any payment for speaking at the conference.

Tip: Do not use your position at S&P Global for improper personal gain.

Outside Employment

Employees may, on their own time, do limited amounts of work for other employers or other businesses so long as such work does not conflict with the employee’s obligations to S&P Global. A conflict would arise if outside work consumed so much of an employee’s time and energy as to impair the ability to perform their S&P Global job effectively. Also, a conflict of interest is presumed if an employee does outside work for a firm that has business dealings with, or competes with, S&P Global. Employees should also avoid outside employment that is otherwise detrimental to the interests of S&P Global.

Membership on For-Profit Boards

Employees may serve as a director on a for-profit board as long as the other company is not a competitor of S&P Global and as long as the service does not create a conflict of interest for the employee. Because these issues are difficult to determine, you must seek approval from Legal or Compliance before accepting a director position at a for-profit company.

Membership on Non-Profit Boards

Membership on governing boards of non-profit organizations (for example, charitable organizations, school boards, and trade associations) by S&P Global employees is often desirable, and in general, there is no objection to an employee accepting such a position. If you have any concerns or perceive a potential conflict of interest, contact your manager, Legal, or Compliance.

Charitable Contributions to Non-Profit Organizations

We are committed to being a good citizen in the communities where we work. S&P Global contributes to the communities where we work as well as national institutions, and we encourage employees to also do so by matching their gifts to eligible organizations.

Political Contributions and Activities

S&P Global encourages its employees to be engaged in their communities, which may include political activism. It is important that employees review applicable laws, regulations and applicable S&P Global policies before making any donation of time, money or service to a political candidate, party or organization. Making the right decision is critical because:

•	Political contributions or donations may create a conflict of interest, or give rise to an appearance of impropriety;

•	Campaign finance rules are complex, vary by country and local jurisdictions, and often prohibit contributions from certain sources, or limit the timing and amount of contributions;

•	Depending on where you live and where you contribute there may be tax, disclosure and other legal requirements associated with your contributions;

•	Your division may have policies and procedures that limit (or may prohibit) your ability to make political contributions.

Remember: Unauthorized political contributions pose legal, operational, and reputational risk to the Company. To avoid even a perception of impropriety, the Company prohibits certain political contributions. If you are uncertain, you should seek guidance from Public Affairs, Legal or Compliance. For further guidance, see Political Contributions and Payments.

Use of Social Media

We need to take care in the way we communicate, both internally and externally, whether on a formal or informal basis. We have a duty to be honest, professional, and respectful with both the public and our S&P Global colleagues.

Electronic communications such as email, instant messaging or social media tools (such as blogs or social networking sites) can be used in valuable and creative ways to extend our brand, communicate with the market, and address the needs of our clients, customers and other stakeholders. These communications, due to their inherent risk, should always conform to the highest professional and ethical standards.

The following guidelines apply on either company devices or personal devices, in connection with S&P Global business on all social media sites.

•	Always be careful about what you post on the internet. Your actions can impact the Company’s reputation or ability to conduct business.

•	Only authorized employees may use social media on behalf of the Company.

•
When participating in online communities, do not misrepresent yourself. If you talk about work related matters, you must disclose your affiliation with the Company and make it clear that any opinions expressed are your own and not those of the company.

•
Do not share confidential, privileged, proprietary, or non-public information including information about the Company, its products or services. This includes strategies, forecasts, and client or customer information.

•	Never share anything related to S&P Global legal issues, including a pending litigation or investigation.

•	Do not post anything discriminatory, offensive or illegal in your personal capacity or on behalf of the Company.

Can I re-tweet S&P Global Content on my personal Twitter account?

Q: I have an S&P Global Twitter handle that is directly related to my job and I also have a personal Twitter handle. Can I re-tweet the content I generate for my job on my personal Twitter account to build my personal brand?

A: Yes, you can re-tweet as long as it is clear that the content belongs to S&P Global.

Can I post an S&P photo on my personal account?

Q: Can I post a photo of me and my colleagues volunteering for the Company on my personal Facebook account?

A: Yes, this is a good way to promote S&P Global and demonstrate how we support our communities. However, always make sure that the picture is appropriate and that you have permission to post photos of other employees.

Anti-Trust and Competitive Intelligence

The cornerstone of S&P Global’s success is competing fairly and honestly, and outperforming our competitors. S&P Global does not engage in unethical or illegal business practices to obtain a competitive advantage. There are laws designed to promote free and fair competition, and failure to comply with these laws can result in significant legal and financial consequences for you and the Company.

As a member of the S&P Global community, you have a responsibility to uphold our reputation for honesty and integrity in all business transactions. The general guidelines below will provide assistance, but please contact Legal or Compliance if you have any questions or concerns.

General Guidelines

•	Always be forthright and truthful about your relationship with S&P Global whenever you are interacting with a customer, client, competitor, or any other third party.

•
You must not discuss topics with competitors that could affect pricing or marketing decisions such as prices, sales terms, business plans, margins, costs, bids, production capacity, inventory levels, trade promotions, or discounts.

•	Never agree with competitors to set prices, control sales, or split territories, customers, or vendors.

•	Do not agree with other companies to boycott vendors or customers.

•	Use only your S&P Global email address when signing up for digital or online products from competitors.

•	Never use a competitor’s proprietary information.

Can I use my personal email address to access a competitor’s site?

Q:I want to view part of a competitor’s website that requires a subscription, but they may not allow access to an S&P Global employee. Is it okay to sign up using my personal email address instead?

A: No. Always use your S&P Global email address, job title, and real name when accessing a competitor’s website or researching competing products and services. S&P Global respects our competitors’ right to protect their confidential or proprietary information. If you have any doubts about whether you are allowed to access a particular website, contact Legal or Compliance.

Gifts and Entertainment

Exchanging gifts and offers of entertainment with customers, clients, vendors, and other business contacts, may occur in the course of your work, but such practices may give the impression that our business decisions are improperly influenced. To avoid even the appearance of impropriety, you must ensure that your business decisions are based only upon legitimate business considerations.

For guidance regarding whether to accept or give a gift or entertainment, see below.

You May:

•	Give or accept inexpensive tokens or items of nominal value;

•	Give or accept occasional and moderate business meals and entertainment with clients, customers or vendors if you attend the event;

•	Attend local sporting events or other activities with clients, customers or vendors infrequently if the cost is not excessive.

You May Not:

•	Give or accept gifts or entertainment that could influence decisions;

•	Give or accept gifts or entertainment that could appear to create a conflict of interest or exceed a nominal amount;

•	Give or accept cash as a gift.

Tip: Ask yourself whether giving or accepting a gift or entertainment could create a potential, perceived, or actual conflict of interest. You must avoid even the appearance of impropriety.

Accepting Gifts and Entertainment

If you are offered a gift or entertainment in the course of your work with S&P Global, you must consider whether accepting the gift or entertainment gives the appearance that business decisions will be improperly influenced.

Can I accept tickets to a tennis match?

Q:  One of our vendors invited me to watch a tennis match hosted in the city where I am based. Can I accept the invitation?

A:  Attending local sporting events is generally permissible if:
•     The person extending the invitation accompanies you; and
•     Attending the event does not conflict with the policies of your division and will not influence your business decisions.

Can I accept an expensive thank you gift for participating on a panel?

Q: I received an expensive silk scarf from a client as a thank you gift for my participation in a panel discussion at an industry conference. The client is rated by our Company. I am in a role that does not involve rating the entity. Can I keep the gift?

A: No, you cannot keep the gift because it is not of nominal value and even in a commercial role it could impact the perception of independence that we should maintain with our clients.

Giving Gifts and Entertainment

If you give a gift or offer a form of entertainment in the course of your work with S&P Global, again, you must consider whether giving the gift or entertainment gives the appearance that you are trying to improperly influence a business decision.

Can I give expensive theatre tickets to a potential new client?

Q: I am in the process of getting a new client who will generate a lot of revenue. I am working with the SVP and she has decision making authority. I want to give her expensive tickets to a popular theatrical show. Can I do that?

A: No. Never give a gift, regardless of cost, with the intention or the appearance of influencing decision-making or obtaining special treatment.

Can I give a box of chocolates to a new business partner?

Q: We recently closed a licensing deal with the vice president of another company. To celebrate, I plan to send her an inexpensive box of chocolates. Can I do that?

A: Yes, it is permissible to give an inexpensive token of appreciation to celebrate the closing of a transaction.

Division-Specific Guidelines

Certain divisions may have supplemental gift and entertainment policies that are more restrictive than the COBE or other S&P policies. Always check with your divisional Compliance or Legal departments before giving or accepting gifts and entertainment.

Anti-Bribery and Improper Payments

S&P Global operates in many countries throughout the world. Our reputation is built upon our ability to act with integrity, honesty, transparency and accountability. Improper influence may take many forms. Cash, gifts, meals, travel, entertainment, loans, charitable contributions, political contributions or offers of employment may all be used inappropriately in attempts to influence business decisions or government action. S&P Global does not offer or accept bribes or kickbacks in any form, either directly or through third parties. As an employee of S&P Global, you may never offer or receive bribes or kickbacks to or from anyone.

You may not engage in any activity that:

•	Includes making or receiving payments which create a conflict of interest;
•	Seeks to obtain an improper advantage;
•	Attempts to influence a decision or official action;
•	Results in other special consideration from any Government Official in any country.

What is a Government Official

A government official is any elected or appointed official of a federal, state or local government, and anyone employed by or otherwise exercising the powers of any government office, agency, district, board, commission, authority or other body.

Gifts, meals, travel, lodging and entertainment may be considered of value if the item could have financial, economic, or commercial worth.

Do

•	Always consult with and obtain approval from Compliance or Legal before providing anything of value to a Government Official.

•	Always record the business purpose and circumstances when anything of value is given to Government Officials.

Don’t

•	Give anything of value to a Government Official to influence approval or gain an improper advantage.

•	Give gifts to Government Officials as a “thank you” for doing their job.

•	Make payments to Government Officials outside of authorized legal and regulatory channels.

Can we pay for travel expenses of a government official?

Q: My division is sponsoring a conference in London that will be attended by several Government Officials. One of the Government Officials has asked us to pay for his travel, hotel and meals, and to waive the fee to the event. What should I do?

A: Contact Compliance or Legal immediately. Travel, meals and reimbursement for other expenses would be considered a gift to a Government Official, and could be perceived as trying to influence or obtain an improper advantage. S&P Global prohibits offering bribes or kickbacks in any form.

If you have any questions regarding gifts, reimbursements of expenses or other payments to Government Officials, do not hesitate to contact Compliance, Legal or Public Affairs.

Ethical Practices at Our Company

Confidential Information

Confidential information is any information our Company possesses that is kept private and not made available to the public. It includes personal information about our employees, our clients, and our customers, any information that isn’t readily available from a public source, and information that is shared between parties in confidence. An employee may not disclose any confidential information obtained in the performance of the employee’s duties, unless the activity is protected as described above. This obligation of confidentiality continues even after your employment with the Company terminates.

Confidential Information includes but is not limited to:

•	Strategic plans including mergers and acquisitions;
•	Contracts with third parties;
•	Salary information;
•	Product development ideas;
•	Research data;
•	Customer lists;
•	Product pricing;
•	Confidential client information, including client personal identifying information.

An employee must not:

•	Disclose any confidential information about S&P Global or its activities;
•	Disclose any confidential information about S&P Global’s customers, clients or third parties obtained while performing his or her duties;
•	Copy or disseminate internal communications, whether or not marked confidential, to third parties, unless authorized by the Company.

Protecting our Intellectual Property and Company Resources

It is essential that we protect our Company resources and our intellectual property. We are a data driven company and intellectual property is one of our core assets. Unauthorized or improper use of S&P Global assets can significantly diminish their value. In addition, any work created by an employee within the scope of their duties belongs to the Company, unless otherwise agreed upon by the Company.

We all have a responsibility to protect S&P Global resources, including our intellectual property. Examples of our resources include:

•	Trademarks;
•	Copyrights;
•	Patents;
•	Other information and data for which S&P Global claims a proprietary interest;
•	Equipment, computers, laptops;
•	Business relationships;
•	Reputation;
•	Logos;
•	Business plans;
•	Product Plans;
•	Trade secrets (e.g., algorithms used in our models).

In addition, we have an obligation to respect the assets of third parties, including our competitors and business partners. Inappropriate use of assets and information belonging to others may expose you and S&P Global to criminal or civil fines and penalties. Your responsibility to protect our resources extends to your family and friends, including those who work at competitors or business partners of S&P Global.

Can I take my work with me after I leave the Company?

Q: If I leave S&P Global to work for another company, can I take my research reports and use them at my new company.

A: No, any work that you do for S&P Global is the intellectual property of S&P Global and you may not use that information at another company.

Trade Secrets

Generally speaking, any confidential business information which provides a company with a competitive edge may be considered a trade secret and must be kept confidential. However, where applicable by law, an individual will not be held criminally or civilly liable for the disclosure of a trade secret that:

1) is made in confidence to a government official, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law; or

2) is made in a complaint or other document filed in a lawsuit or other proceeding, including a lawsuit for retaliation, if such filing is made under seal.

Customer Privacy

Protecting the personal information of our customers and business prospects is critical to safeguarding their trust and ensuring compliance with legal requirements that guide the way we do business. S&P Global has implemented comprehensive policies, procedures and systems detailed in its Customer Privacy Policy that we are all responsible for understanding and enforcing. Our reputation depends on it.

Employee Privacy

S&P Global recognizes and respects the privacy of employees and others with regard to personal information it obtains through the employment relationship. As evidence of our commitment, the Employee Privacy Policy guides how we collect, process, transfer and store your data, and describes our general practices regarding your privacy as an employee of the Company. Those who handle employee personal information are required to understand and comply with this policy.

Records Management

S&P Global is committed to creating Company records that accurately and fairly represent our activities and transactions. Company records must be properly maintained and retained for as long as required by law and in accordance with our record retention schedules. Each of our businesses is responsible for ensuring that its records are retained or destroyed according to local laws as well as any Company policy that governs document retention and destruction.

It is the responsibility of every S&P Global employee and contractor to help the Company manage its information. The Records and Information Management Policy and related Standards define and guide information retention, disposition, availability, integrity, privacy and security.

Information Security

Accurate and reliable information is the foundation of our business. Without proper safeguards in place, our systems are vulnerable to loss, destruction, error, and abuse that can undermine the objectives and goals of S&P Global. Incorporating security best practices into everyday actions is mutually beneficial and critical to protecting individual and Company data. Employees are expected to play a crucial role in our overall cyber security.

It is S&P Global’s policy to ensure that security risks are identified, assessed, and managed. Necessary and required measures will be taken to protect the tangible and intangible assets of S&P Global and associated customers, clients, vendors, business partners, and staff from loss, damage, or impairment.

Remember to:

•	Always lock your computer when leaving your desk;
•	Always encrypt your thumb drives;
•	Apply software updates in a timely manner when prompted;
•	Never share your password;
•	Don’t use public Wi-Fi to conduct work; and
•	Don’t send privileged, confidential, or proprietary information to your personal email.

Insider Trading

During the course of performing your job you may hear material information about S&P Global or other companies that is not known to the public. You should never use material, non-public information to buy or sell securities, or share this information with others to buy or sell stock either for their or your benefit. This is unethical and is known as insider trading, which violates the law and the COBE. Material information is the kind of information a reasonable investor would consider in deciding whether to buy or sell a security. Material information could include: news about financial performance; strategic plans; business initiatives; mergers or acquisitions; litigation; or management changes. For example:

•	You may receive an internal email from the CEO about a pending acquisition;
•	You may read a sensitive document about your client’s strategy which is not public;
•	You may become aware of S&P Global’s intentions of moving into a certain market segment during a town hall hosted by your division; or
•	You may become aware of S&P Global’s upcoming financial results which have not yet been disclosed.

Information of the type described above is non-public and you have a responsibility to safeguard it. Three key things to know about non-public information:

•	Non-public information is usually confidential and not known to the general public;

•	Non-public information can be about our clients, competitors, our vendors, or other business partners, our products, or our own business plans; and

•	Non-public information should never be shared with anyone who is not authorized by S&P Global to have access to it.

If you have questions about buying or selling stock, contact Legal or Compliance.

Obligations of a Publicly Traded Company

As a publicly traded company, S&P Global must periodically submit reports to regulators about the Company’s activities. These reports also include certifications related to financial reporting and internal controls, and disclose whether we detected fraud in our internal operations during the reporting period. Every time an S&P Global senior manager submits a report to a regulator, we as a firm are making a public statement about our integrity, honesty, and transparency.

Preventing Fraud

What is fraud? Generally speaking, fraud is an act of deception intended to result in a financial or personal gain. Fraud sometimes occurs when employees are facing pressures like deadlines or revenue targets.

Examples of fraud include:

•	Submitting false or misleading expense reports;
•	Unauthorized use of company assets;
•	Reporting revenue that has not been earned or does not exist;
•	Submitting false or misleading financial statements;
•	Misappropriation of physical assets such as a company issued laptop or intellectual property; or
•	Using company funds to buy equipment or supplies for personal use or gain.

Should I report fraudulent activity?

Q: After a recent business trip, a senior manager in my department asked me to submit her expense report. I noticed that she altered a receipt on the report so that dinner with a family member looked like dinner with clients. What should I do?

A: If you think that a co-worker or manager is engaging in unethical behavior or committing fraud by submitting false or misleading information in an expense report, you must notify Compliance, Legal, or report the activity via the EthicsPoint Helpline.

Making Ethics Essential at S&P Global

As individuals we are each responsible for acting with integrity at all times, obeying all laws and regulations and fostering an environment of respect. This means meeting not just the letter, but also the spirit of the COBE and of S&P Global’s policies.

We are all expected to:

•	Read, understand, and follow all Company policies, including the COBE.
•	Complete required training and affirm adherence to the COBE.
•	Raise concerns, in good faith, about behavior which may violate laws or our policies.
•	Cooperate fully with any investigations.

Resources for Raising Concerns, Seeking Advice, or Reporting Violations

Contact your manager.

Contact any member of your Human Resources department at
https://thehub.spglobal.com/community/human_resources.

Click onto the EthicsPoint Helpline where you can report a concern by name or anonymously.

Call the toll free number provided by the EthicsPoint Helpline to speak to someone.

Contact the Legal Department at legal@spglobal.com or visit the website at
https://thehub.spglobal.com/community/legal.

To Contact the appropriate compliance representative in your division, visit the Compliance Department website at https://thehub.spglobal.com/community/compliance.

Link to Corporate Policies

To read all of our corporate policies, visit the Corporate Policies site.

Index

Revised November 2016

Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Employees of S&P Global Inc., and its divisions including but not limited to S&P Global Ratings, S&P Global Market Intelligence, and S&P Dow Jones Indices, and certain other personnel who support any of these divisions.

Effective date:
June 1, 2016

Last amended date:
May 11, 2016

Employees of S&P Global Inc., and its divisions including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and certain other personnel who support these divisions are required to comply with this policy, these guidelines and their division’s addendums and these divisions are required to comply with this policy, these guidelines and their division’s addendums.  Failure to comply may result in disciplinary action up to and including termination of employment.

Securities Disclosure Policy

Securities Disclosure Policy for Employees of S&P Global Inc. and its divisions including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support any of these divisions.

2

11.	Definitions	17
12.	Appendix A	23
13.	Appendix B	24

Securities Disclosure Policy for Employees of S&P Global Inc. and all its divisions including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support any of these divisions.

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1.	Introduction
Capitalized terms used herein are defined in Section 11 of this Policy.

1.1.	Why This Policy is Important
S&P Global Inc. has a worldwide reputation for integrity and objectivity. With that reputation comes responsibility — the responsibility to provide products and services in accordance with professional standards and that are not influenced inappropriately by Conflicts of Interest.

As an Employee of S&P Global Inc., you have access or potential access to the processes of S&P Global Inc. and to Material Non-Public Information acquired during these processes. Allowing your investments to influence these processes, or allowing our information to influence your investments could damage the reputation of S&P Global Inc., and our Employees by calling into question the integrity of our products and services. This Policy contains restrictions on Holding and Trading Securities to prevent you from making investments that are or have the potential to be Conflicts of Interest by virtue of your role and responsibilities. For each business covered by the Investment Advisers Act of 1940, this Policy together with the associated Code of Ethics for that business constitute the Codes of Ethics required under Rule 204A-1.

1.2.	Who is Covered by This Policy[1]
This Policy applies to all Employees as defined in Section 11 of this Policy. It also applies, in some circumstances, to the Immediate Family of the Employees.

1.3.	Our Commitment to Your Privacy
As part of this Policy, you are required to report certain private information about your investments and those of your Immediate Family members. The information will be used only to monitor compliance with this Policy. S&P Global Inc. and our staff who have authorized access to the information will undertake efforts to hold this information in confidence, but it may be made available to the U.S. Securities and Exchange Commission (“SEC”) or other national and/or government regulators, to approved third parties as appropriate to validate compliance with the Policy, to third parties in connection with an investigation of a breach of this Policy, or to third parties to resolve disputes in which such information may be relevant.

1 For Ratings, SPSE, Equity Research, SPIAS and Index Employees, this Policy applies to the following locations: Argentina, Australia, Brazil, Canada, Chile, China, Dubai, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, Malaysia, Mexico, Russia, Singapore, South Africa, Spain, Sweden, Taiwan, United Kingdom, and the United States.

Securities Disclosure Policy for Employees of S&P Global Inc. and its divisions including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support any of these divisions.

4

The information collected in connection with this Policy is maintained at your local business unit place of employment. If you work outside the U.S., the information will be transferred to a central global database in the U.S.2

Non-U.S. Employees and their Immediate Family members may have rights, under local data protection law, to be provided with information about use by S&P Global Inc. of information about them, including copies of the information, to require any inaccurate information about them to be corrected or deleted and, in some circumstances, to object to the processing of their information. Employees and Immediate Family members wishing to exercise these rights should contact Securities Disclosure Compliance.

Before providing S&P Global Inc. with any information about an identifiable member of your Immediate Family, you should first inform that Immediate Family member that you will be providing the information, provide him or her with the identity of the S&P Global Inc. entity to which the information will be provided, and pass on the information set out above.

1.4.	If You Are Not Sure, Ask
If you have questions about this Policy or are uncertain about what is or is not permissible, please contact Securities Disclosure Compliance. Contact information is available on the Securities Disclosure Compliance intranet site.

2.	Regulatory Requirements
This Policy is designed to promote compliance with the Credit Rating Agency Reform Act of 2006 (“CRARA”), SEC regulations for Nationally Recognized Statistical Rating Organizations (“NRSROs”), and the SEC Investment Advisers Act of 1940; Regulation (EC) No. 1060/2009 of The European Parliament and of The Council of 16 September 2009 on credit rating agencies (“EU regulations”); Financial Instruments and Exchange Act, Act No. 25 of 1948, Article 66-35(i), and Cabinet Office Ordinance on Financial Instruments Business, etc., Ordinance No. 52 of 2007, Articles 308(1)(iii), 308(1)(iv), and 306(vii)(a)1 (“Japanese regulations”). Although you may not be obliged by the laws of certain jurisdictions to provide information and take other steps as required by this Policy, this Policy is designed to promote compliance with applicable securities laws in all the jurisdictions in which S&P Global Inc. operates.

2 Employees based outside the U.S. should note that the U.S. does not have data privacy laws as stringent as those in, for example, the European Union, but S&P Global Inc. has taken the necessary measures to ensure that the information transferred to the U.S. is adequately protected, including by entering into the necessary data transfer agreements. The information will be stored consistent with the Global Records Management Policy.

Securities Disclosure Policy for Employees of S&P Global Inc. and its divisions including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support any of these divisions.

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3.	If You Violate This Policy
Employees globally must adhere to regulatory requirements, codes of conduct and policies of S&P Global Inc.  S&P Global Inc. is strongly committed to compliance with the laws and regulations in the jurisdictions in which it operates and to the internal policies that relate to them. In addition, employees are expected to maintain the highest standards of ethical conduct. It is the responsibility of each employee to understand the policies and guidelines and regulatory requirements of S&P Global Inc.  If they are not clear, employees should ask their supervisors or the Compliance Department for clarification. Breaches of these expectations can have serious consequences for S&P Global Inc. and its employees.  Accordingly, when regulatory requirements or policies regarding Compliance issues are violated, employees may be subject to receiving a Notification Discussion Memorandum, a Policy Counseling Letter, a Written Warning and/or Formal Disciplinary Action.

4.	Restrictions

4.1.	Why Holding and Trading are Restricted
Holding and Trading restrictions are designed to help you avoid potential Conflicts of Interest and Insider Trading and Tipping violations.

4.1.1.	Conflicts of Interest
As an Employee of S&P Global Inc. , your professional responsibilities may conflict or appear to conflict with your personal investment goals. Such a Conflict of Interest may make it difficult for you to do your job impartially. To help you avoid a possible conflict or appearance of a conflict, S&P Global Inc.  has placed restrictions on the Securities that you and your Immediate Family members may Hold.

4.1.2.	Insider Trading and Tipping
It is illegal under U.S. law and the laws of many other jurisdictions to Trade a Security while in possession of Material Non-Public Information that a reasonable investor would consider important in making an investment decision or that would affect the market price of that Security if made public (“Insider Trading”). Tipping is also illegal in the U.S. and other jurisdictions. As an Employee of S&P Global Inc., you have access or potential access to such Material Non-Public Information. To help you avoid Insider Trading and Tipping violations based on your access to this information, S&P Global Inc. has placed restrictions on the Securities that you and your Immediate Family members are permitted to Trade.3 Should you become privy to Material Non- Public Information other than as part of your routine duties, it is your responsibility to inform Compliance of this information.

3 Note that Trades must be Pre-Cleared and approved prior to execution. Please refer to Section 5 for information on Pre-Clearance requirements.

Securities Disclosure Policy for Employees of S&P Global Inc. and its divisions including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support any of these divisions.

6

4.2.	Restrictions on All Employees
The following restrictions apply to all Employees and their Immediate Family members.

4.2.1.	Material Non-Public Information
All Employees and their Immediate Family members are prohibited from Trading in a Security while in possession of Material Non-Public Information about the Security or the issuer of the Security. Employees are also prohibited from Tipping any individual while in possession of Material Non-Public Information about a Security or the issuer of a Security.

4.2.2.	Local Regulatory Requirements
All Employees and their Immediate Family members are prohibited from engaging in any activity that would violate the insider trading or dealing, market abuse, or other similar regulatory requirements in applicable jurisdictions.

4.2.3.	1% or More of Public Companies
All Employees and their Immediate Family members are prohibited from Holding Securities that constitute 1% or more of the outstanding shares of any public company without specific written approval from Securities Disclosure Compliance.

4.2.4.	Short-Term Trading[4]
Having Traded a Security, an Employee or his or her Immediate Family member may not profit from Trading the same or equivalent Security within thirty (30) calendar days of the original Trade, including through use of options or other derivatives. You may sell a Security at any time if the sale price is lower than the original purchase price (i.e., at a loss on the original investment, either through a direct trade, stop loss, or GTC order). You may not buy back into the position within (30) calendar days of the sale if the position sold was not held for at least (30) calendar days. All profits realized from short-term Trading must be disgorged as directed by Securities Disclosure Compliance. For purposes of this rule, sales shall be computed on a Last In, First Out (“LIFO”) basis.

Shares acquired under employee compensation plans and employee stock ownership plans are not subject to the 30-day holding period. However, Employees must refer to their Restricted List(s), if applicable, before selling any such shares.

4.2.5.	S&P Global Inc. Securities Prohibited from Blind Trusts
Because trading in Company securities held by a blind trust could take place without pre-clearance and/or during a Closed Window, you may not hold S&P Global Inc. securities in a blind trust. This prohibition does not apply to securities of other

4 Blind Trusts and Third-Party Discretionary Accounts are exempt from the short-term trading restriction.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

companies that may be eligible to be held in blind trust for purposes of compliance with The Securities Disclosure Policy.

4.2.6.	Blackout Periods
Management reserves the right to prohibit Trading in a particular Security for a designated period of time for all or a subset of Employees and their Immediate Family members

4.2.7.	Additional Restrictions Specific to Divisions
In addition to the requirements in the main body of this Policy, please see the Addenda for additional restrictions that may apply to the Employees who are members of or support each specific division of S&P Global Inc. and their Immediate Family members. If an Employee is a member of or supports more than one division, then all of the requirements described in the Addenda of all the divisions for that Employee apply to that Employee. Please see the requirements for each division in the relevant Addenda.

4.3.	Securities Disclosure Profile
Employees are assigned a Securities Disclosure Profile based on two criteria: (1) their ability to influence S&P Global Inc. products and services and (2) their access to Material Non-Public Information, in fact or appearance, by virtue of their role and responsibilities. Your Securities Disclosure Profile identifies your level of access and influence (“Level”) and the extent of your restrictions by Practice Area, group, or Sector, as applicable by division (“Scope”). Employees may review their Securities Disclosure Profile by logging into the  GECS system. Each employee’s detailed information can be found within the Active Group Assignment(s) box, located on their individual dashboard.  If you are not sure of your Securities Disclosure Profile, contact Securities Disclosure Compliance.5

4.3.1.	Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence the products and services of S&P Global Inc.  , and who have access or potential access to Material Non-Public Information. Please see Addendum for the specific description of Level 1 for each division.

4.3.2.	Level 2 – Specific Influence and Access to Material Non-Public Information
Level 2 includes Employees who have the potential to influence the products and services of S&P Global Inc. and who have access or potential access to Material Non-

5 If an Employee’s Securities Disclosure Profile changes as a result of a transfer, that Employee may be subject to the previous restrictions for sixty (60) days following the transfer, while also being subject to the new restrictions.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

Public Information. Please see Addendum for the specific description of Level 2 for each division.

4.3.3.	Level 3 – No Influence but Access to Material Non-Public Information
Level 3 includes Employees who do not have influence on the products and services of S&P Global Inc. but have access or potential access to Material Non-Public Information. Please see Addendum for the specific definition of Level 3 for each division.

4.3.4.	Level 4 – No Influence nor Access to Material Non-Public Information
Level 4 includes Employees who do not have influence on the products and services of S&P Global Inc. and do not have access to Material Non-Public Information. Please see Addendum for the specific description of Level 4 for each division.

4.3.5.	Immediate Family of Levels 1-4
An Employee’s Immediate Family members are considered to be the same Level as that Employee, and the Holding and Trading restrictions for an Employee extend to his or her Immediate Family members.

4.4.	Restrictions Based on Your Securities Disclosure Profile
In addition to the Securities Holding and Trading restrictions that apply to all Employees (see Section 4.2); you may have additional restrictions based on your Securities Disclosure Profile. Employees may review their Securities Disclosure Profile by logging into the  GECS system. Management reserves the right to implement additional restrictions on all or specific Employees, beyond what are mentioned in this Policy, as required by division needs.

4.4.1	- 4.4.3 Restrictions on Levels 1, 2 and 3
Please see the division -specific Addenda for the specific restrictions based on the Securities Disclosure Profile of the division for which you are a member or which you support. If an Employee is a member of or supports more than one division, then all of the requirements described in the Addenda of all of the divisions for that employee apply to that Employee.

4.4.4.	Restrictions on Level 4
Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2 above. (All Employees including those in Level 4 are subject to Pre-Clearance and reporting requirements, described in Sections 5 and 7, respectively.) Please see Section 4.2 of the Addendum for your division, if applicable, to determine if any additional restrictions apply to all Employees and their Immediate Family members specific to each division.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

4.5.	Restrictions
S&P Global Inc. maintains lists of Securities restricted according to the restrictions described above. These Restricted Lists are not comprehensive and do not include all rated issuers, or all companies with which we do business or engage in transactions, the lists may change frequently. Employees may review their restrictions and their Securities Disclosure Profile by logging into the GECS system.  Each employee’s detailed information can be found within the Active Group Assignment(s) box, located on their individual dashboard.

If you have any questions please contact Securities Disclosure Compliance or your local Compliance Officer.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support any of these divisions.

4.6.	Conflicts of Interest
Employees are expected to act consistent with the policies and regulations to which they are subject. As such, even if a Security is not restricted from the Employee, the Employee and their Immediate Family members must not Trade or Hold that Security if:

(a)	he/she knows or has reason to believe that the Security should be a Restricted Security; or

(b)	he/she knows or has reason to believe that there is an actual Conflict of Interest with Trading or Holding the Security.

5.	Pre-Clearance or Pre-Approval
Prior to you or your Immediate Family members executing a Trade in an Equity or Fixed income Security, you must Pre-Clear the Trade through GECS.

Prior to you or your immediate Family members executing a Trade in a transaction where a ticker, Isin or Cusip number is not available, you must obtain Pre-Approval utilizing a Private Investment Disclosure form.

Before Pre-Clearance for a Trade is granted, the request will be reviewed by Securities Disclosure Compliance and if required your designated trade approver.6

Please review Appendix A for specific Pre-Clearance or Pre-Approval requirements.

5.1.	Mutual Funds
Mutual Funds and Unit Trusts do not require Pre-Clearance or Pre-Approval by any employee.

5.2.	Exchange Traded Funds
Exchange Trade Funds do not require Pre-Clearance or Pre-Approval by any employee

5.3.	S&P Global Inc. Employee Stock
With the exception of transactions resulting from an Employee’s payroll contributions to the S&P Global Inc.’s Employee Stock Purchase Plan (“ESPP”), any transactions in S&P Global Inc.’s Securities, including the sale of restricted stock or the exercise and/or sale of options, must be Pre-Cleared.

See Appendix B for additional information.

6 Trades by certain Employees in Level 4 will not be reviewed by a supervisor or designated approver, but submitting a Pre-Clearance request through GECS is still required.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

5.4.	Duration of Approval
A designated trade approver will have twenty-four (24) hours from the receipt of the request to approve a request to Pre-Clear a trade. Pre-Clearance for a transaction is valid from the receipt of approval for the remainder of that same trading day plus three additional trading days.  Trades not approved and executed within this timeframe require a new Pre-Clearance request and approval.

5.5.	Right to Prohibit Trades Not on Restricted Lists
Management reserves the right to prohibit Trades of Securities not on the Restricted Lists for any Employees and their Immediate Family members.

6.	Investment Account Brokers
In order to help you fulfill your reporting requirements and improve the accuracy of your data, S&P Global Inc. has identified certain broker-dealers (“Electronic Brokers”) that you and your Immediate Family members are either required to use or encouraged to use, depending upon the jurisdiction in which you work. Non-U.S. Employees and their Immediate Family members may have rights, under local data protection law, which prevents use of electronic brokers.  A list of Electronic Brokers is available on the dashboard of the Global Employee Compliance Services Site (GECS).

6.1.	Electronic Investment Account Feeds
S&P Global Inc. has arranged to receive automated electronic reports of Securities Holdings and transactions in Accounts held with certain Electronic Brokers. If you work in a jurisdiction in which Electronic Brokers are available, then you and your Immediate Family members may be required to use these Electronic Brokers for your investment Accounts and to make sure that your Account is designated as a S&P Global Inc.  Employee Account subject to automated electronic reporting.7

6.1.1.	Non Electronic Investment Accounts
If you are not using an Electronic Broker, you are required to enter broker confirmations for all transactions and you are required to report all changes to your Accounts or Holdings and those of your Immediate Family members within ten (10) calendar days of execution. Additionally, you are required to upload investment account statements onto the GECS site, the statement upload frequency is based on account type, it will be either on a monthly or semi-annual basis.  For reference on the GECS site, under DOCUMENTS you will find detailed instructions for “Adding Investment Account Statements”.

7 An electronic feed consent form may be required and is available on the GECS site.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

6.2.	New and Transferred Employees
New and transferred Employees and their Immediate Family members must transfer their Accounts to an Electronic Broker and designate the Account as an S&P Global Inc.  Employee Account subject to automated electronic reporting within thirty (30) calendar days of receiving notification from Securities Disclosure Compliance.

6.3.	Exceptions to Electronic Broker Requirement
The following types of Accounts are exempt from the requirement to use an Electronic Broker: S&P Global Inc. Employee Stock Ownership Program; non-brokerage mutual fund accounts at mutual fund companies (e.g., Franklin Templeton, Vanguard) holding only Mutual Funds; DRIPs; and Blind Trusts.  Documentation may be required to validate these exceptions.

7.	Reporting

7.1.	Initial Reporting Requirements for New and Transferred Employees
New and transferred Employees must enter into GECS all Accounts and Holdings for themselves and their Immediate Family members within ten (10) calendar days of receiving notification from Securities Disclosure Compliance. Blind Trusts Accounts for which Employees or their Immediate Family control or have a Beneficial Interest must be disclosed to Securities Disclosure Compliance.

7.2.	On-going Reporting Requirements for Current Employees[8]
Employees are required to report all Accounts, Holdings of Securities (including Mutual Funds), and related transactions for periodic review by Securities Disclosure Compliance. This information will be provided either through the electronic feed from your Electronic Broker or you are required to upload investment account statements onto the GECS site. Electronic feeds are provided daily, the statement upload frequency is based on account type, either on a monthly or semi-annual basis.

7.2.1.	New Accounts
You are required to enter all new Accounts into GECS within ten (10) calendar days of the date of establishing the new Account. Electronic brokers will not automatically add employee accounts, once an account with an electronic broker has been added to GECS; it will be added to the electronic feed.

7.2.2.	Transactions
Either through the use of an Electronic broker or manually, all transactions must be entered into GECS within ten (10) calendar days of the date of the transaction, except for transactions in Mutual Funds, Exchange Traded Funds and Unit Trusts that are not

8 S&P Global Inc., reserves the right to monitor Employee and Employee-related Accounts for up to thirty (30) calendar days after termination of employment.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

Sector-specific. Purchases and sales in Mutual Funds, Exchange Traded Funds and Unit Trusts that are not Sector-specific must be reported prior to each Transaction certification.

7.2.3.	Non-Transactional Changes in Holdings
If there is a change in your Holdings that is not a consequence of a transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock), you are required to notify Securities Disclosure Compliance of your change in Holdings within ten (10) calendar days of receipt.

7.3.	Exceptions to Transaction Reporting Requirements
The following do not need to be reported.

7.3.1.	S&P Global Inc. Employee Stock Purchase Plan
Transactions resulting from an Employee’s payroll contributions to the S&P Global Inc.’s Employee Stock Purchase Plan (“ESPP”) do not need to be reported.  During certification, employees are required to update the number of SPGI shares owned in the ESPP account.

See Appendix B for additional information.

7.3.2.	Tax-Efficient Accounts
Tax-efficient Accounts whose Holdings are generally limited to a selection of funds, made by the sponsor of the Account (e.g., 401(k) s, 403(b)s, and 529s in the U.S. and Defined Contribution Pension Plans in the U.K., and other foreign equivalents) do not need to be reported. However, please note that your Holding and Trading restrictions must be adhered to in these accounts.

8.	Divestment
If you or your Immediate Family members hold any Securities that you are restricted from Holding, you must divest these Securities within the timeframes stated in this section. Please note that before divesting a Security you must submit a Pre-Clearance request and receive approval for the Trade according to the requirements set forth in Section 5. Pre-clearance will not be granted for any Security for which a blackout period has been put in place; as such Securities cannot be Traded.

8.1.	New Employees
New Employees and their Immediate Family members must divest any Restricted Securities within fifteen (15) calendar days of commencing employment.

8.2.	Transferred Employees
Personnel, who become subject to this Policy or to a Restricted List through transfer or reassignment, and their Immediate Family members, must divest any Restricted Securities and terminate any AIPs involving Restricted Securities within fifteen (15) calendar days of their reassignment.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

8.3.	Gifts and Inheritances
If you or your Immediate Family members receive a Restricted Security as a gift, an inheritance, or through any other involuntary action, you must divest the Security within fifteen (15) calendar days of receipt.

8.4.	Changes to Restricted Lists
If there are any changes to the Restricted Lists that affect your Holdings or those of your Immediate Family members, you will be notified and you and your Immediate Family members must divest the Restricted Security within fifteen (15) calendar days of notification.

9.	Certification

9.1.	Current Employees
Within thirty (30) calendar days of the end of the second and fourth calendar quarters, you must submit to Securities Disclosure Compliance a certification with respect to all Accounts and Holdings as of the end of those periods, and all transactions during those periods, for both you and your Immediate Family members. You must also acknowledge that you have received, read, and understand the Securities Disclosure Policy; recognize that you must comply with this Policy; and have complied with all the requirements of this Policy at all times throughout those periods.9

9 In certain non-U.S. jurisdictions, you may be required to confirm that you agree to the collection and use of your personal information as described in this Policy and/or that you will obtain the equivalent agreement of your Immediate Family members before providing their information to S&P Global Inc. This should not be taken as an indication that your or their agreement is necessary as a matter of law in any particular jurisdiction.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

9.1.1.	Third-Party Discretionary and Blind Trust Accounts
Employees with approved Third-Party Discretionary Accounts or Blind Trusts who submit an Account certification are also attesting to the fact that the account continues to qualify as Third-Party Discretionary or a Blind Trust, see definitions in Section 11.

9.1.2.	Third-Party Discretionary and Blind Trust Holdings
Employees with a Third-Party Discretionary Account or a Blind Trust must submit a Holding certification but are not attesting to the Holdings in any Third-Party Discretionary Account or Blind Trust.

9.1.3.	Third-Party Discretionary and Blind Trust Transactions
Employees with a Third-Party Discretionary Account or Blind Trust must submit a Transaction certification but are not attesting to the Transactions in any Third-Party Discretionary Account or Blind Trust.

9.2.	New Hire and Transferred Employees
Each new hire or transferred Employee, within ten (10) calendar days of notification from Securities Disclosure Compliance must complete the certifications in the GECs system, including certifying that he or she has received, read, and understands this Policy; recognizes that he or she must comply with this Policy; will comply with all the requirements of this Policy; and has disclosed all Accounts and Holdings as required by this Policy.10

9.3.	Contract/Temporary Personnel
Contract and temporary personnel (e.g., IT, administrative support, consultants, summer interns) who have access or potential access to the processes of S&P Global Inc.,  and/or Material Non-Public Information are required to sign confidentiality agreements with S&P Global Inc., and may be subject to pre-clearance and/or reporting requirements based on their role and access to information as determined by Securities Disclosure Compliance.

10.	Exemptions
In addition to any other exemptions contained in this Policy, Securities Disclosure Compliance may, in limited circumstances, grant other exemptions in writing on a case-by-case basis and as permitted under applicable law, rules, and regulations. If you believe you qualify for an exemption, please contact Securities Disclosure Compliance in writing for instructions on how to proceed.

10 See Footnote 12.

Securities Disclosure Policy for Employees of S&P Global Inc. and its divisions including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

11.	Definitions
For the purposes of this Policy, the terms below shall have the following meanings:

“Account” shall mean an investment account in which an Employee or an Employee’s Immediate Family member Holds Securities has a Beneficial Interest, or has discretion or control over the account. Types of Accounts include direct control accounts, managed accounts, Third-Party Discretionary Accounts, and Blind Trusts, including brokerage accounts that benefit from tax advantages in their respective country (e.g., IRAs and Keoghs in the U.S. and Self-Managed Superannuation Plans in Australia).

“Automatic Investment Plan (AIP)” shall mean a program in which purchases (or redemptions) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. A dividend reinvestment plan is a type of Automatic Investment Plan.

“Beneficial Interest” shall mean direct or indirect ownership interest in, or the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or a transaction in a Security. It is also the ability to control the purchase, sale, legal transfer, or voting rights of a Security. An Employee is deemed to have a Beneficial Interest in Securities Held by any Immediate Family member. Similarly, an Employee is deemed to have a Beneficial Interest in the Securities portfolio Held by a corporation or partnership controlled by that Employee or a trust or estate for which the Employee or his or her Immediate Family member serves as trustee or executor. You should consult Securities Disclosure Compliance with any questions regarding specific circumstances in which you may be deemed to have a Beneficial Interest in a Security.

“Blind Trust” shall mean a trust in which the trustees have full discretion over the Securities, and the trust beneficiaries have no knowledge of the holdings of the trust or the ability to direct or influence changes to those holdings.

“Bond Fund” shall mean a type of investment entity (Mutual Fund, closed-end fund or Unit Investment Trust (UIT)) that invests primarily in bonds.

“Commodities Trading” includes, Energy (including crude oil, heating oil, natural gas and gasoline), Metals (including gold, silver, platinum and copper), Livestock and Meat (including lean hogs, pork bellies, live cattle and feeder cattle) and Agricultural (including corn, soybeans, wheat, rice, cocoa, coffee, cotton and sugar).

“Conflict of Interest” shall mean a situation in which an Employee’s private interests conflict with his or her professional interests.

“Credit Rating” shall mean an assessment of, or opinion regarding, the creditworthiness of an entity, a debt or financial obligation, debt security, preferred share or other financial instrument (including a Money Market Fund), or of an issue of such a debt or financial obligation, debt security, preferred share or other financial instrument, issued using an established and defined ranking system of rating categories.

“Credit Rating Activities” shall mean: (a) data and information analysis related to Credit Ratings; (b) the evaluation, approval, issuance, and review of Credit Ratings; and the development or

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

approval of analytical procedures or methodologies used for determining Credit Ratings (i.e., criteria), including the development or approval of qualitative and quantitative models.

“Electronic Broker” shall mean a broker-dealer who participates in automated electronic reporting of Securities Trading to S&P Global Inc.  A list of Electronic Brokers is available on the dashboard of the GECS site.

“Fixed Income Security” refers to any type of investment under which the borrower/issuer is obliged to make payments of a fixed amount on a fixed schedule.

“GECS” shall mean Global Employee Compliance Services Site, the system that Employees use to report and certify to their Accounts and Securities activities. Employees may access GECS through the HR Portal.

“GTC (Good-Til-Cancelled) Order” shall mean an order to buy or sell a Security at a specific or limit price that lasts until the order is completed or cancelled.

“Holding” (adjusted in context for appropriate verb tense) shall mean owning a Beneficial Interest in a Security or having a short position in a Security.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

“Immediate Family” shall mean:

Employees subject to the Ratings Services Addendum	All other employees subject to the Securities Disclosure Policy under the various other Addenda

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s dependent child or stepchild, regardless of residence;

(c) an Employee’s relative (e.g., grandchild, parent, stepparent, grandparent, sibling, mother- or father-in- law, sister- or brother-in-law, and son- or daughter-in-law, cousin, aunt, uncle, niece, or nephew including adoptive or guardian relationships) that has shared the same household as the Employee for at least one year before the trade or other relevant activity;

(d) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(e) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s relative (e.g., child or stepchild, grandchild, parent, stepparent, grandparent, sibling, mother- or father-in- law, sister- or brother-in-law, and son- or daughter-in-law, including adoptive or guardian relationships) that has shared the same household as the Employee;

(c) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(d) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

“Initial Public Offering” shall mean a first and one-time only sale of publicly tradable stock shares in a company that has previously been owned privately.

“Insider Trading” shall mean Trading a Security while aware of Material Non-Public Information.

“Level” shall mean the component of an Employee’s Securities Disclosure Profile that determines the restrictions on the Securities that an Employee and his or her Immediate Family members are permitted to Hold or Trade. An Employee’s Level is determined by his or her influence on the products and services of S&P Global Inc. and access or potential access to Material Non-Public Information.

“Material Non-Public Information” shall mean all non-public information that a reasonable investor would likely consider important in making an investment decision or non-public information that is reasonably likely to affect the market price of a Security when it is publicly disclosed. Information is non-public if it has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Non-Public Information can be positive or negative and may involve events with contingencies.

“Money Market Fund” shall mean a type of Mutual Fund that is required by law to invest in low- risk and short-term securities.

“Mutual Fund” shall mean an open-end company or other investment scheme that pools money from many investors and invests the money in stocks, bonds, short-term money-market instruments, or other Securities. Types of Mutual Funds include some index funds, stock funds, Bond Funds, and Money Market Funds. Mutual funds are registered with or authorized by securities or other financial regulators.

“Policy” shall mean the Securities Disclosure Policy of S&P Global Inc.

“Practice Area” shall mean a grouping of Sectors that are rated by S&P Global Ratings, as defined by S&P Global Ratings.

“Pre-Approval” shall mean the act of notifying Securities Disclosure Compliance about and gaining permission for a certain Securities transaction. Pre-Approval is done through use of an electronic form and includes but is not limited to transactions in IPOs, Private Investments, Commodities, Future Contracts or other types of alternate instruments.

“Pre-Clear” shall mean the process for obtaining Pre-Clearance.

“Pre-Clearance” shall mean approval to purchase or sell a Security, or the process of requesting such approval. Pre-Clearance is done using the Personal Securities Trading System (GECS).

“Private Investment Disclosure form” an electronic form utilized for Pre-Approval in a transaction where a ticker, Isin or Cusip number is not available, including but not limited to transactions in IPOs, Private Investments, Commodities, Future Contracts or other types of alternate instruments.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

“Private Placement” shall mean an unregistered offering of Securities to a small number of investors rather than to the general public.

“Restricted List” shall mean a listing of Securities that are restricted for Holding and/or Trading by an Employee and his/her Immediate Family members.

“Restricted Security” shall mean a Security which an Employee and his or her Immediate Family, as determined by the Employee’s assigned Level, is restricted from Trading or Holding.  In general, Restricted Securities include S&P Global Ratings credit-rated Securities, Securities rated by other credit rating agencies, and non-rated Securities unless otherwise specified.

“Scope” shall mean the component of an Employee’s Securities Disclosure Profile that determines the extent to which the Employee is restricted from Holding and/or Trading.

“Sector” shall mean a grouping by industry, government, or currency.

“Sector Fund” shall mean a Mutual Fund, Exchange Traded Fund (ETF), or Unit Trust which, by name, provides diversification of Holdings within a specific industry or government Sector (e.g., Fidelity Select Health Care Portfolio), or currency (e.g., Euro ETF).

“Security” shall mean any stock, note, bond, debenture, limited partnership interest, limited liability company interest, an investment contract, a vehicle which purchases and pools investments in other securities (such as a Mutual Fund, an exchange traded fund (ETF), hedge fund, or venture capital fund), or other financial instrument commonly known as a security, including securities issued globally, and American Depository Receipts (ADRs). It also includes any put or call options, futures contracts, or any other derivative instruments related to securities.

“Securities Disclosure” shall mean formal recording of an Employee’s Holdings and transactions.

“Securities Disclosure Compliance” shall mean the department within S&P Global Inc. responsible for conducting surveillance and enforcing Employee compliance with Securities Disclosure requirements.

“Securities Disclosure Profile” shall mean an assignment established to help an Employee identify the Securities that he or she is restricted from Holding and Trading. A Securities Disclosure Profile consists of the Employee’s Level and Scope.

“Third-Party Discretionary Account” shall mean an Account where the Trading in the Account is under the control of an independent third-party who is a licensed broker, investment advisor or equivalent and where the beneficiary of the Account does not have input into the specific investment decisions in the Account. Third Party Discretionary Accounts must be reported and the third-party with discretionary authority must provide a letter stating that they will not accept investment direction from the Employee or designee and not to Trade in Securities in the Sector(s) and/or Practice Area(s) in which the Employee is restricted. Third-Party Discretionary Accounts are required to be with an Electronic Broker, if applicable, in your jurisdiction.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

“Tipping” shall mean the act of providing Material Non-Public Information to a person who is not authorized to have the information and who then Trades (or discloses the information to another person who Trades). If someone is aware of Material Non-Public Information and cannot Trade, he or she also cannot “tip” or cause another person to Trade even if the tipper does not disclose the details of the Material Non-Public Information.

“Trading” (adjusted in context for appropriate verb tense) shall mean purchasing, selling, or selling short, or engaging in a transaction (e.g., a gift or an exchange) in a Security; writing or exercising an option to purchase or sell a Security; buying to cover a short position; purchasing a Contract for Difference related to the price of a Security, or Spread Betting. It also can mean investment decisions such as the reallocation of assets in a 401(k) plan, the loss of shares through a margin call, and the tendering of shares in a cash or exchange offer.

“Unit Investment Trust (UIT)” shall mean a U.S. investment company offering a fixed (unmanaged) portfolio of securities having a definite life.

“Unit Trust” shall mean some Mutual Funds found in Australia, Ireland, New Zealand, South Africa, Singapore, and the U.K.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

12.	Appendix A
Investment Type	Pre-Clearance Pre-Approval Requirement	Reporting	Pre-Clearance through Global Employee Compliance Services Site (GECS)	Pre-Approval through Private Investment Form
Equity	✓	✓	✓
Fixed Income Security	✓	✓	✓
Bonds	✓	✓	✓
Options	✓	✓	✓
Mutual Fund		✓
Sector Mutual Fund		✓
Exchange Traded Fund		✓
Sector Exchange Traded Fund		✓
IPO	✓	✓		✓
Private Placement	✓	✓		✓
Commodities or Futures Contracts	✓	✓		✓
Other Types of Alternate Investments	✓	✓		✓
Auto Investment Accounts		✓	✓ Initial Transaction
Third Party Discretionary Account Transactions		✓
Blind Trust Account		✓
Blind Trust Transactions/Holdings
Non Transactional changes to holdings		✓

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.

13.	Appendix B

S&P Global Inc.  Securities

	Account Reportable	Pre-clear Purchases / Acquisitions	Pre-clear Sales	Report Purchases / Acquisitions	Report Sales	Certify Holding
Employee Stock Purchase Program	✓		✓		✓	✓
Stock Compensation	✓ 1		✓		✓
Options Compensation	✓ 1		✓		✓
Non-Vested Compensation Shares	✓ 1
SPGI Stock Fund w/in Company Sponsored Retirement Account
SPGI w/in General Brokerage/Bank Account	✓	✓	✓	✓	✓	✓

1 If account is with Merrill Lynch, the account will be on the electronic brokerage feed.

Securities Disclosure Policy: for Employees of S&P Global Inc. and its divisions, including but not limited to S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and certain other personnel who support these divisions.